MATTERS SUBMITTED TO A SHAREHOLDER VOTE

A special meeting of shareholders of the SPARX Japan Fund and the SPARX Japan Smaller Companies Fund was held on September 17, 2009 and the following matters were approved by such Fund’s voting shares:

1).-Approve a new investment advisory agreement between SPARX Asia Funds and Hennessy Advisors, Inc.:

Japan FundSmaller Companies Fund

For                                                                       3,568,799                    924,859
Against                                                                           4,477                  3,166
Abstain                                                                              469                  9,224
Broker non-vote                                                     1,206,649                    725,990

2).- Approve a new sub-advisory agreement between Hennessy Advisors, Inc., and SPARX Asset Management Co., Ltd.:

Japan FundSmaller Companies Fund

For                                                                       3,568,799                    919,936
Against                                                                           4,477                        6,939
Abstain                                                                              469                      10,372
Broker non-vote                                                      1,206,649                   725,992

3).- Election of Trustees:

Japan Fund

	J. Dennis DeSousa	Robert T. Doyle	Gerald P. Richardson	Neil J. Hennessy
For	1,608,479	1,608,479	1,608,479	1,608,479
Against	-	-	-	-
Abstain	54,760	54,760	54,760	54,760
Broker non-vote	-	-	-	-

Smaller Companies Fund

	J. Dennis DeSousa	Robert T. Doyle	Gerald P. Richardson	Neil J. Hennessy
For	1,608,479	1,608,479	1,608,479	1,608,479
Against	-	-	-	-
Abstain	54,760	54,760	54,760	54,760
Broker non-vote	-	-	-	-